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Statia Terminals International N.V.
Tumbledown Dick Bay
St. Eustatius, Netherlands Antilles

The Subsidiary Guarantors (as defined below)
Tumbledown Dick Bay/Jeems No. 4
St. Eustatius, Netherlands Antilles


                                                               February 10, 1997


          Re:  Statia Terminals International N.V.
               The Subsidiary Guarantors


Dear Sirs:

We have acted as special counsel on matters of Netherlands Antilles law to Statia Terminals International N.V., a company organized and existing under the laws of the Netherlands Antilles ("Statia") and the Subsidiary Guarantors, in connection with, among other things, (i) that certain Registration Statement on Form S-4 (the "Registration Statement"), to be filed with the Securities Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, by Statia, among others, of an aggregate of $135,000,000 principal amount of 11 3/4% Series B First Mortgage Notes due 2003 (the "New Notes"), and (ii) that certain Guaranty of the New Notes (the "Guaranty," and together, the "Guarantees"), executed by the Subsidiary Guarantors, and as attached to the Indenture, dated as of November 27, 1996 among Statia, Statia Terminals Canada, Incorporated (together, the "Issuers"), the Subsidiary Guarantors (as defined in the Indenture) and Marine Midland Bank (the "Indenture"), and (iii) that certain Registration Rights Agreement, dated as of November 27, 1996 (the "Registration Rights Agreement"), among the Issuers, the Subsidiary Guarantors and Dillon, Read & Co. Inc. The documents referred to above under (i) through (iii) are collectively referred to as the Documents.

In rendering this opinion, we have examined and relied upon the following documents in photostatic form or otherwise:

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(1)      a copy of each of the Documents;

(2) a copy of the 11 3/4% Series A First Mortgage Notes due 2003 (the "Old Notes", and together with the New Notes, the "Notes"), and a form of the New Notes, as well as Specimen Certificates of those certain New Notes upon the exchange, pursuant to and under the terms of the Registration Rights Agreement (as defined below) of the Notes;

(3) a photostatic copy of (i) an excerpt dated November 27, 1996 of the registration of Statia (the "Statia Excerpt"), and (ii) an excerpt of each of Statia Terminals Corporation N.V., Statia Terminals N.V., Saba Trustcompany N.V., Bicen Development Corporation N.V., Seven Seas Steamship Company (Sint Eustatius) N.V., Statia Laboratory Services N.V. and Statia Tugs N.V., each a Netherlands Antilles company and affiliated with Statia, and together the "Subsidiary Guarantors," such excerpts hereinafter referred to as the "Subsidiary Guarantors Excerpts," and together with the Statia Excerpt, the "Excerpts," in the Trade Register of the Chamber of Commerce of Curacao, and St. Maarten, Netherlands Antilles, respectively (the "Trade Register");

(4) a certified copy of the Articles of Incorporation, as amended (statuten), of Statia (the "Statia Articles of Incorporation"), and of the Subsidiary Guarantors (the "Subsidiary Guarantors Articles of Incorporation," and together, the "Articles of Incorporation");

(5) photostatic copies of the business license and foreign exchange license in relation to Statia as well as copies of the relevant correspondence with the Bank of the Netherlands Antilles (the "Central Bank"), including that certain letter issued by the Central Bank on September 26, 1996, as well as that certain letter addressed to the Central Bank on December 13, 1996, and those certain letters, dated December 23, 1996 and January 9, 1997 issued by the Central Bank, and photostatic copies of the business licenses in relation to each of the Subsidiary Guarantors and/or written confirmation, dated November 22, 1996 from the Executive Council of the island territory of St. Eustatius that the respective business licenses are in full force and effect (together, the "Licenses");

(6) (a) a photostatic copy of the resolutions adopted by written consent outside a meeting (the "Statia Resolutions") by the Statia Board of Directors (the "Statia Board"), including certain powers of attorney (collectively, the "Statia Powers of Attorney"), appointing David B. Pittaway and Justin B. Wender, and each of them, as attorney-in-fact of Statia (each, an "Attorney-in-Fact"), authorized to act on behalf of Statia, and (b) photostatic copies of the resolutions adopted by written consent outside a meeting (the "Subsidiary Guarantors Resolutions") by the respective boards of directors of the Subsidiary Guarantors (the "Subsidiary Guarantors Boards of Directors," and together with the Statia Board, the "Board of Directors"), including certain powers of attorney (collectively, the Board, the "Board of Directors"), including certain powers of attorney (collectively, the "Subsidiary Guarantors Powers of Attorney"), appointing Mr. James G. Cameron and Justin B. Wender as attorney-in-fact of the respective Subsidiary Guarantors (each, an

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         "Attorney-in-Fact"), authorized to act on behalf of the respective
         Subsidiary Guarantors;

(7) a copy of the Registration Statement, dated December 20, 1996 as filed by or on behalf of the Issuers with the Securities Exchange Commission;


(8) a copy of the Registration Rights Agreement, dated November 27, 1996, among the Issuers and Dillon, Read & Co. (the "Registration
         Rights Agreement"),

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinion hereinafter expressed.

The following opinion is limited in all respects to the laws of the Netherlands Antilles as they stand at the present time and as they are interpreted under presently published case law of the Netherlands Antilles courts, including the Supreme Court of the Netherlands.

We have not investigated the laws of any jurisdiction other than the Netherlands Antilles and we express no opinion as to any tax matters, other than as stated herein.

In our examination of the documents referred to above and in rendering this opinion, we have assumed, without independent investigation of any kind:

(i) the genuineness of all signatures on the documents submitted to or reviewed by us;

(ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

(iii) the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as certified, photostatic copies or copies by facsimile;

(iv) that each Power of Attorney is in full force and effect and has not been amended or revoked prior to or at the date hereof or the date of execution of any documents hereunder;

(v) that (a) each party to the Documents, and the Notes, as the case may be, other than Statia and the Subsidiary Guarantors, respectively, has and will have all requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under the Documents, and the Notes, and that (b) the Documents, and the Notes when executed, have been duly authorized, executed, and delivered by or on behalf of the parties thereto, other than Statia and the Subsidiary Guarantors;

(vi) that each of the Documents and the Notes, constitutes or will constitute the legal, valid, and binding obligations of the parties thereto, and is or will be enforceable against those parties in accordance with its respective terms, under the laws of the State of New York, by which each of them, as the case may be, is expressed to be governed and under the

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         laws of any other relevant jurisdiction (other than the laws of the Netherlands Antilles);

(vii) that the New Notes will be issued, executed and delivered in compliance with the Registration Statement and in the form, or substantially the form as reviewed by us;

(viii) that the entering into the Documents by each of the Subsidiary Guarantors is to its respective advantage and benefit, and is in furtherance of its respective corporate purpose.

Based upon the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are at the date hereof of the opinion that:

1. Each of Statia and the Subsidiary Guarantors is validly existing as a "naamloze vennootschap" (a company with limited liability) under the laws of the Netherlands Antilles, with full corporate power and capacity to own, lease and operate its respective properties and assets and to conduct its respective business, all in accordance with its respective object clauses as set forth in Article 2 of the Articles of Incorporation.

2. Each of Statia and the Subsidiary Guarantors has the requisite corporate power and authority to enter into, execute and deliver the Documents and New Notes, to which it is a party, as the case may be, and to perform its respective obligations thereunder.

3. Each of Statia and the Subsidiary Guarantors has taken all necessary corporate action to authorize the entering into, execution, delivery and performance of the Documents, to which it is a party, including, but not limited to, the issuance and delivery of the New Notes by Statia, and the consummation of the transactions as described in the Documents.

4. When executed and delivered by and on behalf of each of Statia and the Subsidiary Guarantors by one or more duly appointed attorneys-in-fact, the Documents, to which it is a party, will constitute the legal, valid and binding obligations of Statia and the Subsidiary Guarantors, respectively, enforceable in accordance with its respective terms.

5. When executed by and on behalf of Statia, by any two managing directors acting jointly, or by one or more duly appointed attorneys-in-fact, including the Statia Attorneys-in-Fact, and issued in the manner as described in the Registration Statement, the New Notes will constitute the legal, valid and binding obligations of Statia, enforceable against Statia, in accordance with their terms.


6. Except for the Licenses, no license, authorization, permission or consent from or other action by, or filing with, any governmental authority in or of the Netherlands Antilles, is required in connection with (i) the entering into, execution and delivery by each of Statia and the Subsidiary Guarantors of the Documents, and the New Notes, to which it is a party, and the performance by each of Statia and the Subsidiary Guarantors of its

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         respective obligations thereunder including, but not limited to, the issuance of the New Notes by Statia as contemplated under the Registration Rights Agreement and the Indenture. However, Statia is required to file for public inspection in the Trade Register a certificate setting forth the particulars of the New Notes from time to time (a failure to so file such certificate would not affect the validity of the Documents or the Notes and other than the filing of such certificate it is not necessary to record or register the Documents or the New Notes in any public office in the Netherlands Antilles.

7. The choice of New York law as the law governing the Documents, and the New Notes, as the case may be, will be valid and binding under the laws of the Netherlands Antilles and accordingly enforceable against Statia and the Subsidiary Guarantors, as the case may be, in accordance with its respective terms, to the extent not in violation of public policy of the Netherlands Antilles. The choice of forum of the courts of the State of New York in respect of the Documents, to which it is a party, will be valid and binding on Statia and the Subsidiary Guarantors under the laws of the Netherlands Antilles, insofar as such laws are applicable.

This opinion is subject to the following qualifications:

a. The opinions expressed herein may be affected or limited by (i) the general defenses available to obligors under Netherlands Antilles law in respect of the validity and enforceability of agreements and (ii) the provisions of any applicable bankruptcy (faillissement) insolvency, fraudulent conveyance (actio Pauliana), reorganization, moratorium (surseance van betaling), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

b. The rights and obligations of the parties to the Documents, and the New Notes, as the ease may be, are, to the extent that the laws of the Netherlands Antilles are applicable, subject to the principle of good faith (goede trouw), which under Netherlands Antilles law governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions.

c. When applying the law of any jurisdiction (including the Netherlands Antilles), the courts in the Netherlands Antilles may give effect to mandatory rules of the law of another jurisdiction with which the situation has a close connection, if and insofar as, under the law of the latter jurisdiction, those rules must be applied, whatever the chosen law.

d. The enforcement in the Netherlands Antilles of the Documents will be subject to the rules of civil procedure as applied by the Netherlands Antilles courts. Specific performance may not always be available under Netherlands Antilles law. Enforcement in the Netherlands Antilles of a judgment expressed in a currency other than Netherlands

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          Antilles guilders may give rise to complications and it is, therefore, advisable to obtain a judgment expressed both in that currency and the equivalent thereof in Netherlands Antilles guilders.

e. Under the laws of the Netherlands Antilles, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by Statia in the Documents will terminate by force of law, and without notice, upon insolvency or bankruptcy of Statia or the Subsidiary Guarantors. The same can apply to the appointment by Statia or the Subsidiary Guarantors of a process agent pursuant to the Documents.

In this opinion some Netherlands Antilles legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon on the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands Antilles law and be brought before a Netherlands Antilles court.

Finally, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references of our firm under the heading "Enforceability of Certain Civil Liabilities", the heading "Risk Factors-Enforceability of Certain Civil Liabilities", the heading "Risk Factors-Relating to Bankruptcy, Insolvency or Restructuring Proceedings", and the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Documents or any other document examined in connection with this opinion except as expressly confirmed herein.

This opinion is addressed to you and your counsel and may only be relied upon by you and your counsel in connection with the transactions to which the Documents and the New Notes relate and may not be relied upon by, or be transmitted to, or filed with any other person, firm, company, or institution without our prior written consent.

                        SMEETS THESSELING VAN BOKHORST SPIGT